Exhibit 99.1

News Release (NYSE:RPT)

RAMCO Properties Announces the Appointment of Michael P. Fitzmaurice as
Executive Vice President and Chief Financial Officer

Farmington Hills, MI - June 15, 2018 (GlobeNewswire) - RAMCO (NYSE:RPT) (the “Company”) announced today the appointment of Michael P. Fitzmaurice as Executive Vice President, Chief Financial Officer and Secretary, effective June 18, 2018. Mr. Fitzmaurice will play a key role in the establishment and execution of the Company’s strategic plan and oversee all financial aspects of the Company, including capital markets, financial planning and analysis, accounting, tax, internal audit, information technology, and treasury.

“Michael’s a very dynamic individual with a deep understanding of the public REIT retail space and his key industry relationships make him an ideal strategic partner to help usher in the next successful chapter at the Company,” stated Brian Harper, President and Chief Executive Officer. “I have spent the last two months visiting and assessing nearly every property in our portfolio, positioning Michael and me to hit the ground running on day one to begin enhancing RAMCO’s position within the shopping center industry.”

Mr. Fitzmaurice has nearly 20 years of experience in the real estate industry and most recently served as Senior Vice President of Finance with Retail Properties of America, Inc. (“RPAI”), a shopping center REIT, located in Oakbrook, Illinois, where he oversaw capital markets, investor relations and treasury. Mr. Fitzmaurice was a member of RPAI’s investment, guidance and senior management committees and was a key participant in the establishment and the execution of its strategic plan. Prior to joining RPAI in 2012, Mr. Fitzmaurice held various management roles within capital markets, finance, accounting and investments for GGP and Equity Office Properties.

Mr. Fitzmaurice holds a bachelor’s degree in Finance from the University of Illinois at Chicago.

RAMCO Properties (NYSE:RPT) is a premier, national publicly-traded shopping center real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's primary business is the ownership and management of regional town centers, urban-infill properties and neighborhood shopping centers primarily located in 15 of the 40 largest metropolitan markets in the United States.  At March 31, 2018, RAMCO owned interests in and managed a portfolio of 56 shopping centers and three joint venture properties. At March 31, 2018, the Company's consolidated portfolio was 93.6% leased. RAMCO is a fully-integrated qualified REIT that is self-administered and self-managed. For additional information about the Company please visit www.RAMCOproperties.com or follow RAMCO on Twitter @RAMCOproperties and facebook.com/RAMCOproperties.rpt/.

Company Contact:
Dawn L. Hendershot, Senior Vice President of Investor Relations
and Public Affairs
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@RAMCOproperties.com
(248) 592-6202